Exhibit 99.1

KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC. ANNOUNCES CLOSING OF
ACQUISITION OF FORT WAYNE PLASTICS

BRIDGETON, MO – February 25, 2014 – Katy Industries, Inc. (OTC BB: KATY) today announced that it has completed its acquisition of Fort Wayne Plastics, Inc. effective February 19th, 2014.

Fort Wayne Plastics is a leading manufacturer of medium- to large- sized molded plastic components, specializing in low pressure, multi-nozzle structural plastic and gas assist solutions. “Fort Wayne Plastics’ premier manufacturing capabilities and dedication to customer service are highly complementary with our company,” commented David J. Feldman, Katy’s President and Chief Executive Officer.  “We expect the combination to make each of our companies stronger and benefit each company’s customers, suppliers and employees”.

“For Ft. Wayne Plastics, this is an excellent opportunity to expand our customer offering and presence in the marketplace,” stated Robb Robertson, President of Fort Wayne Plastics. Mr. Robertson will continue in his role reporting to David Feldman.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of Katy’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” “opportunity” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, Katy’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by Katy or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by Katy, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at Katy’s facilities or those of its suppliers; legal claims or other regulator actions; and other risks identified from time to time in Katy’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2012. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321